                                                                   EXHIBIT 10.15


                FIRST REFUSAL AND TRANSFER RESTRICTION AGREEMENT

         This First Refusal and Transfer Restriction Agreement (the "Agreement") is entered into as of the 3rd day of April, 2003, by and among InterNetwork Experts, Inc., a Delaware corporation (the "Company"), I-Sector Corporation, a Delaware corporation ("I-Sector"), Digital Precision, Inc., a Texas corporation ("DPI"), and David Peoples, Don Smith, David DeYoung, John C'de Baca, Andrew Cantrell, Joey Johnson, Joel Hutton, Steve Bergstrom, Grant Hartline, Dave Plank, Veronica Marriott, Brian Cochran Leigh McGregor, Bud Lowry, and Gordon Jackson (each a "Potential Shareholder" and collectively, the "Potential Shareholders").

         The following recitals are true and constitute the basis for this
Agreement:

         A. The Company and DPI are parties to that certain Asset Purchase Agreement of even date herewith (the "Purchase Agreement"), pursuant to which the Company is purchasing certain assets of DPI (all capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Purchase Agreement);

         B. As partial consideration for DPI's sale of the Purchased Assets to the Company, the Company will issue to DPI 1,800,000 shares of the Company's common stock, $0.001 par value per share, which shares are subject to forfeiture pursuant to the terms of the Purchase Agreement;

         C. Prior to the consummation of the transactions described in the Purchase Agreement, I-Sector owned all of the outstanding Equity Securities (as defined below) of the Company and following the consummation of the transactions described in the Purchase Agreement will own approximately 90% of the Equity Securities of the Company;

         D. In connection with accepting an offer of employment with the Company, each Potential Shareholder will be eligible to receive performance options to acquire shares of the Company's common stock; and

         E. DPI and the Potential Shareholders wish to provide further inducement to the Company to enter into the Purchase Agreement and acquire the Purchased Assets, as well as to employ the Potential Shareholders and potentially grant performance options to the Potential Shareholders pursuant to the terms of each Potential Shareholder's offer of employment and, accordingly, are willing to allow certain restrictions and obligations to be placed on the Equity Securities.

         NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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         1. Definitions.

            (a) Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and with respect to any individual, shall mean his or her spouse, sibling, child, step child, grandchild, niece, nephew or parent of such Person, or the spouse thereof ("Immediate Family"), or a trust or family limited partnership for the benefit of any such Person or any member of such Person's Immediate Family. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 20% or more of the voting securities of a Person shall be deemed to be control.

            (b) Delivery. For purposes of this Agreement, the term "Delivery" shall have the meaning set forth in Section 6 below.

            (c) Equity Securities. For purposes of this Agreement, the term "Equity Securities" shall mean any securities now or hereafter owned or held by I-Sector, DPI or any Potential Shareholder (or a transferee in accordance with Section 2.3 herein), having voting rights in the election of the Board of Directors of the Company, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing.

            (d) Holders. For purposes of this Agreement, the term "Holders" shall mean DPI, the Potential Shareholders or persons who have acquired Equity Securities from either DPI or any Potential Shareholder or their transferees or assignees in accordance with the provisions of this Agreement.

            (e) Person. For purposes of this Agreement, the term "Person" shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

            (f) Transfer. For purposes of this Agreement, the term "Transfer" shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.


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         2. Agreements Among the Company, I-Sector, and the Holders.

         2.1 Rights of Refusal.

            (a) Transfer Notice. If at any time a Holder proposes to Transfer Equity Securities (a "Selling Holder"), then the Selling Holder shall promptly give the Company written notice of the Selling Holder's intention to make the Transfer (the "Transfer Notice"). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred ("Offered Shares"), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the transfer is being made pursuant to the provisions of Section 2.3, the Transfer Notice shall state under which specific subsection the Transfer is being made.

            (b) Company's Right of First Refusal. The Company shall have an option for a period of 20 days from Delivery of the Transfer Notice to elect to purchase all or any portion of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all or any portion of the Offered Shares by notifying the Selling Holder in writing before expiration of such 20 day period as to the number of such shares that it wishes to purchase. If the Company gives the Selling Holder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than 45 days after Delivery to the Company of the Transfer Notice, unless the value of the purchase price has not yet been established pursuant to Section 2.1(c), in which case the closing shall occur no later than 45 days after the value of the purchase price has been determined.

            (c) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Selling Holder and the Company cannot agree on such cash value within 20 days after Delivery to the Company of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Selling Holder and the Company or, if they cannot agree on an appraiser within 25 days after Delivery to the Company of the Transfer Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Holder and the Company. If the time for the closing of the Company's purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the 5th business day after such valuation shall have been made pursuant to this subsection.


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         2.2 Non-Exercise of Rights. To the extent that the Company has not exercised its rights to purchase the Offered Shares within the time periods specified in Section 2.1, the Selling Holder shall have a period of 60 days from the expiration of such rights in which to sell the Offered Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares subject to the rights of first refusal under this Agreement. In the event the Selling Holder does not consummate the sale or disposition of the Offered Shares within the 60 day period from the expiration of these rights, the Company's first refusal rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Selling Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company under this Section 2 to purchase the Equity Securities from a Selling Holder shall not adversely affect its rights to make subsequent purchases from the Selling Holder of Equity Securities.

         2.3 Limitations to Rights of Refusal. Notwithstanding the provisions of
Section 2.1 of this Agreement, the first refusal rights of the Company shall not apply to any of the following Transfers so long as no such Transfer occurs prior to the first anniversary of this Agreement: (a) the Transfer of any Equity Securities by DPI to its shareholders after the first anniversary of the date hereof; (b) the Transfer of Equity Securities to any spouse or member of a Holder's immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Holder's spouse or members of the Holder's immediate family, or to a trust for the Holder's own self, or a charitable remainder trust; or (c) any sale of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, provided, however, that in the event of any Transfer made pursuant to the exemption provided by clauses (a) and (b), (i) the Holder shall inform the Company of such Transfer prior to effecting it and (ii) in the case of clause (b), each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Holder under this Agreement with respect to the transferred Equity Securities. Such transferred Equity Securities shall remain "Equity Securities" hereunder, and such pledgee, transferee or donee shall be treated as a "Holder" for purposes of this Agreement and shall become a party to this Agreement.

         2.4 Prohibited Transfers. Except as otherwise provided in this Agreement, each Holder will not Transfer or otherwise encumber or dispose of in any way, all of any part of or any interest in any Equity Securities. Further, no Holder shall voluntarily sell, assign or transfer any interest in any equity Securities to any competitor of the Company (as determined by the sole discretion of the Board of Directors), or propose to do so in any Transfer Notice, without the prior written consent of the Board of Directors of the Company. Any Transfer or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

         2.5 Drag-Along Right. If I-Sector proposes to Transfer for cash or marketable equity securities traded or quoted on a national exchange or quotation system all of the Equity Securities held by I-Sector to a third party that is not an Affiliate of I-Sector (a "Transferee"),


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
I-Sector or such Transferee, to the extent authorized by I-Sector, may require the Holders to participate in such Transfer and sell or transfer all the Equity Securities held by such Holders in the manner and on the same terms and conditions as I-Sector (the "Drag-Along Right"). No later than 20 days prior to the consummation of the Transfer, I-Sector shall deliver a written notice to the Holders specifying the names and address of the proposed parties to such Transfer and the terms and conditions thereof. In the event such written notice is given, any warrants and options held by each Holder which are then presently exercisable (or become exercisable as a result of the transaction that is the subject of the notice), shall be exercised by the Holders for shares of the common stock of the Company, which common stock shall also be subject to the Drag-Along Right, and such options and warrants to the extent not then exercisable (or to the extent such options and warrants would not become exercisable as a result of such transaction) shall automatically be cancelled. The closing of the Transfer shall be held at such time and place as I-Sector or the Transferee shall reasonably specify. Prior to or at such closing, each Holder shall deliver stock certificates representing its Equity Securities, duly endorsed for transfer, and each such Holder shall represent and warrant that (i) such Holder is the record and beneficial owner of such Equity Securities and
(ii) such Equity Securities are being transferred free and clear of any liens, charges, claims or encumbrances (other than restrictions imposed pursuant to applicable Federal and state securities laws and this Agreement). Each Holder agrees to take all actions necessary and desirable in connection with the consummation of the Transfer, including without limitation, voting in favor of the Transfer, to the extent required, and waiving all appraisal rights available to any such Holder under applicable law, and shall make such additional representations and warranties as shall be customary in transactions of a similar nature.

         3. Assignments and Transfers; No Third Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party.

         4. Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by a Holder shall bear the following legend upon its face:

         "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FIRST REFUSAL AND TRANSFER RESTRICTION AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

         5. Effect of Change in Company's Capital Structure. Appropriate adjustments shall be made in the number and class of Equity Securities in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company.


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
         6. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid and shall constitute "Delivery" of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6).

         7. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Holder agrees to cooperate affirmatively with the Company to enforce rights and obligations pursuant hereto.

         8. Term. This Agreement shall terminate and be of no further force or effect upon (a) the consummation of the Company's sale of its common stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended, (other than a registration statement relating either to sale of securities to employees of the Company pursuant to any stock option, stock purchase or similar plan or a SEC Rule 145 transaction), or (b) the liquidation and dissolution of the Company pursuant to Delaware corporate law.

         9. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof. This Agreement shall be interpreted under the laws of the State of Delaware without reference to Delaware conflicts of law provisions.

         10. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company. Any amendment or waiver affected in accordance with this paragraph shall be binding upon the Holders and their respective successors and assigns.

         11. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         12. Attorney's Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, the parties agree that the counterparts of this Agreement so signed may be evidenced by Delivery of a telecopy or other electronic


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
transmission of the signature page image to this Agreement to the other parties and that such telecopied signature pages shall be treated for all purposes as original signature pages to this Agreement.


                ***REMAINDER OF PAGE INTENTIONALLY LEFT BLANK***


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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                     INTERNETWORK EXPERTS, INC.


                                     By:    /s/ Mark Hilz
                                        ----------------------------------------
                                        Mark Hilz, Chief Executive Officer

                                     Address: 15960 Midway Road
                                              Suite 101
                                              Addison, Texas  75001


                                     I-SECTOR CORPORATION


                                     By:    /s James H. Long
                                        ----------------------------------------
                                        James H. Long, Chief Executive Officer

                                     Address: 6401 Southwest Freeway
                                              Houston, TX 770774


                                     DIGITAL PRECISION, INC.


                                     By:    /s/ David Peoples
                                        ----------------------------------------
                                        David Peoples, Chief Executive Officer

                                     Address: 13700 Bullick Hollow Road
                                              Austin, Texas 78726



                                     -------------------------------------------
                                     DAVID PEOPLES

                                     Address: N/A

                                            /s/ Joel Hutton
                                     -------------------------------------------
                                     JOEL HUTTON

                                     Address: 2688 Hillside Drive
                                              Highland Village, TX 75077



                                            /s/ Leigh McGregor
                                     -------------------------------------------
                                     LEIGH MCGREGOR

                                     Address: 3405 Kelsey Court
                                              Flower Mound, TX 75028



                                            /s/ Bryan Cochran
                                     -------------------------------------------
                                     BRYAN COCHRAN

                                     Address: 603 Strettford Lane
                                              Allen, TX 75002



                                            /s/ Dave Plank
                                     -------------------------------------------
                                     DAVE PLANK

                                     Address: 1704 Newton Drive
                                              Flower Mound, TX 75028



                                            /s/ Veronica Marriott
                                     -------------------------------------------
                                     VERONICA MARRIOTT

                                     Address: 1316 Adair St.
                                              Dallas, TX 75204

                                            /s/ Don Smith
                                     -------------------------------------------
                                     DON SMITH

                                     Address: 608 Furlong Drive
                                              Austin, TX 78766



                                            /s/ David De Young
                                     -------------------------------------------
                                     DAVID DEYOUNG

                                     Address: 825 Glen Garry Drive
                                              Flower Mound, TX 75022



                                            /s/ John C'de Baca
                                     -------------------------------------------
                                     JOHN C'DE BACA

                                     Address: 2929 Woodway
                                              Flower Mound, TX 75028



                                            /s/ Andrew Cantrell
                                     -------------------------------------------
                                     ANDREW CANTRELL

                                     Address: 2818 Bluejay
                                              Cedar Park, TX 78613



                                            /s/ Joey Johnson
                                     -------------------------------------------
                                     JOEY JOHNSON

                                     Address: 1330 Barrington Drive
                                              Coppell, TX 75019

                                            /s/ Steve Bergstrom
                                     -------------------------------------------
                                     STEVE BERGSTROM

                                     Address: 5736 Junabyrd Lane
                                              Austin, TX 78749



                                            /s/ Grant Hartline
                                     -------------------------------------------
                                     GRANT HARTLINE

                                     Address: 5529 Herd Drive
                                              Austin, TX 78735



                                            /s/ A.L. Lowry
                                     -------------------------------------------
                                     A.L. LOWRY

                                     Address: 2504 Waterford Drive
                                              Irving, TX 25063



                                            /s/ Gordon Jackson
                                     -------------------------------------------
                                     GORDON JACKSON

                                     Address: 17021 Poncho Lane
                                              Austin, TX 78717